Press Release

Release Date: 2/14/2008

For Immediate Release

Vector Intersect Security Acquisition Corporation (OTC Bulletin Board: VTRQU) (“Vector”), a special purpose acquisition corporation, today announced that it has reached a definitive agreement to acquire Cyalume Light Technologies Inc. (“Cyalume”), a leading provider of safety, security and training products for the US military and other militaries, for $120 million.

Under terms of the agreement, Vector will acquire Cyalume, based in West Springfield MA., for $80.4 million in cash, which will be used to pay down Cyalume debt, and issue 4,970,765 shares to GMS Acquisition Partner Holdings, who own 100% of Cyalume.  The closing of the transaction is subject to customary closing conditions, including the approval of the transaction by Vector stockholders.

Cyalume is the leading global manufacturer and supplier of chemiluminescent and infrared products sold to the military and safety markets, and is the sole supplier to the US military and government.  Cyalume manufactures and sells a large scope of chemical luminescent and infrared products to defense departments, law enforcement agencies, wholesalers, retailers and distributors and retroreflective and photoluminescent materials to fire departments and safety product distributors.  Cyalume sells chemical luminescent training ammunition for day and night training to the US military.  Cyalume has a very strong intellectual property position, including 21 issued patents, and is continuing to develop new products and generate additional intellectual property with several provisional and pending patents.  The company successfully entered the training ammunition market in 2007 and is currently developing products that leverage its expertise and knowledge of chemical light into new applications.  The company has been able to consistently grow its top and bottom line by leveraging its intellectual property in existing and new markets.  Additionally, the company has a strong focus on delivering more eco-friendly product by using biodegradable and non-hazardous chemicals.

Cyalume has a manufacturing subsidiary in Aix-en-Provence, France that provides products to European countries through a NATO contract.  The long term nature of Cyalume’s contracts provide stable recurring revenue and excellent visibility into their 2008 forecast.  In 2008 Cyalume is forecast to generate revenues and EBITDA of $45.8 million and $14.5 million respectively.  Unaudited Revenue and EBITDA for 2007 were $39.0 million and $11.3 million respectively.

Yaron Eitan, CEO of Vector stated “After ten months of searching for the right acquisition target and evaluating over thirty companies in Europe, Israel and the United States, we are excited to have selected Cyalume as our initial acquisition.  Cyalume has an excellent history of growth and profitability that we believe will continue well into the future, new product developments at the company have yielded significant success that has the potential to continue, and this transaction will provide Cyalume the ability to accelerate its growth by expanding both internationally and pursuing new market opportunities.  Cyalume has a very long history of growth and profitability and a uniquely defendable position in its market.”

Stephen Weinroth, Chairman of Cyalume stated “The timing of this transaction is ideal for Cyalume.  We are entering a period of strong growth and the acquisition of the company by Vector will provide us the access to capital that we need to realize our full potential.  Our recent success in new markets such as training ammunition is a fine example of how our chemical light technologies can be expanded into new opportunities and markets continually broadening our product scope.”

About Vector Intersect Security Acquisition Corp.

Vector Intersect Security Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the security and defense industries.

This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company's Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Vector intends to file with the SEC a preliminary statement in connection with the proposed transaction. Stockholders of Vector and other interested persons are advised to read, when available, Vector’s preliminary proxy statement and definitive proxy statement in connection with the solicitation of proxies for the special meeting because this proxy statement will contain important information. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting of the acquisition. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge, once available, at the SEC's Internet site http://www.sec.gov.

Vector and the directors and executive officers of Vector, and Rodman & Renshaw LLC, the managing underwriter of Vector’s initial public offering consummated in May 2007, are assisting Vector in its efforts and may be deemed to be participating in the solicitation of proxies in respect of the proposed transaction.

Such persons can also read Vector's final prospectus, dated April 25, 2007, for a description of the security holdings and other information about the officers and Directors and directors of Vector.